Exhibit (a.9)

FRONTEGRA FUNDS, INC.

CERTIFICATE OF CORRECTION

Frontegra Funds, Inc., a Maryland corporation, having its principal office in Maryland in Baltimore, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The title of the document being corrected is “Articles Supplementary.”

SECOND:  The name of the only party to the document being corrected is Frontegra Funds, Inc.

THIRD:  The document being corrected was filed with the State Department of Assessments and Taxation on June 23, 2004.

FOURTH:

(1)  ARTICLE FIRST in the document as previously filed reads as follows:

FIRST:  The Board of Directors of the Corporation by unanimous vote on February 23, 2004 approved the reclassification of Fifty Million (50,000,000) shares of the Corporation’s authorized but unissued Common Stock, heretofore classified as shares of the Frontegra Opportunity Fund, as shares of the Frontegra IronBridge SMID Fund (the “Fund”).

(2)  ARTICLE FIRST in the document as corrected reads as follows:

FIRST:  The Board of Directors of the Corporation by unanimous vote on February 23, 2004 approved the reclassification of Fifty Million (50,000,000) shares of the Corporation’s authorized but unissued Common Stock, heretofore classified as shares of the Frontegra Small Cap Fund, as shares of the Frontegra IronBridge SMID Fund (the “Fund”).

IN WITNESS WHEREOF, Frontegra Funds, Inc. has caused this Certificate of Correction to be signed as of the 17th day of May, 2007 in its name and on its behalf by its duly undersigned authorized officers, who acknowledge that this Certificate of Correction is the act of the Corporation and that, to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of this Certificate of Correction are true in all material respects and that this statement is made under penalties of perjury.

Witness: /s/ Thomas J. Holmberg, Jr. Thomas J. Holmberg, Jr. Co-President and Secretary	FRONTEGRA FUNDS, INC. /s/ William D. Forsyth III William D. Forsyth III Co-President

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